State of Delaware
Secretary of State
Division of Corporations
Delivered 04:50 PM 03/29/2023
FILED 04:50 PM 03/29/2023
SR 20231209551 - File Number 6641951

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
GLOBAL DIVERSIFIED MARKETING GROUP INC.

Global Diversified Marketing Group Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That as of January 26, 2023, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, approved by the unanimous written consent, the resolutions that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered "1" so that, as amended, said Article shall read as follows:

"Article I. The Name of the Corporation is NetBrands Corp."

SECOND: That said Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. Pursuant to Section 242(b)(1), no meeting or vote of stockholders is required to adopt this Certificate of Amendment that effects only the change of the name of the Corporation, as described in paragraph (a)(1) of such Section 242.

[Signature Page Follows

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 29 day March, 2023.

By: Paul Adler

Authorized Officer

Title: President

Name: Paul Adler